UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2019

RYDER SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11690 NW 105th Street Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 500-3726

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 27, 2019, Ryder System, Inc. (Ryder or the Company) announced that its Board of Directors (Board) has appointed Scott T. Parker, age 52, to serve as the Company's Executive Vice President and Chief Financial Officer effective April 5, 2019. Mr. Parker will succeed Art A. Garcia, who announced his retirement in September 2018.
Mr. Parker joins Ryder from OneMain Financial (OneMain), a leading consumer finance company, where he served as executive vice president and chief financial officer responsible for overseeing all financial operations since 2015. Prior to his most recent role at OneMain, Mr. Parker served as the chief financial officer for commercial finance company CIT Group Inc. (CIT) from 2010 to 2015. Prior to joining CIT, he served as chief financial officer from 2006 to 2008 and chief operating officer from mid-2008 to 2010 of Cerberus Operations & Advisory Company, an affiliate of private investment firm Cerberus Capital Management. Mr. Parker also spent more than 15 years in leadership roles within the industrial and financial services businesses at General Electric Company, including chief financial officer of GE Capital Solutions from 2005 to 2006. Mr. Parker received a Bachelor of Science degree in Agricultural Economics (Business Management and Marketing) from Cornell University.
In connection with Mr. Parker’s appointment, the Company’s Compensation Committee approved the following compensation arrangements: (1) annual base salary of $575,000, (2) annual target bonus opportunity equal to 100% of his base salary, and (3) an equity inducement award valued at $4.8 million which is intended to compensate Mr. Parker for equity compensation forfeited from leaving his former employer and will be granted upon commencement of employment. The equity inducement award is comprised of time-vested restricted stock rights ($4.3 million) and stock options ($500,000) that each vest over three years subject to continued employment (40% vesting after the first year and 30% after each of the second and third years). The equity inducement award will be granted outside of the Company’s existing equity plan as an employment inducement award under New York Stock Exchange Listing Rule 303A.08. Mr. Parker is also eligible for future awards under the Company’s Long-Term Incentive Program administered by the Board. In addition, the Company will reimburse Mr. Parker for his relocation costs and expenses.
The Company also anticipates entering into a severance agreement with Mr. Parker that will provide for severance benefits substantially similar to those currently provided to the current Chief Financial Officer.
The compensation arrangements described above are reflected in an employment offer letter, a copy of which is attached hereto as Exhibit 10.1. The foregoing summary is qualified in its entirety by reference to the full text of the offer letter.
There is no arrangement or understanding between Mr. Parker and any other person pursuant to which Mr. Parker was appointed as Executive Vice President and Chief Financial Officer. There are no family relationships between Mr. Parker and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Parker requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on March 27, 2019 announcing Mr. Parker’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished by the Company pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 (d) Financial Statements and Exhibits.

Exhibit	Description

10.1	Employment Offer Letter for Scott T. Parker
99.1	Press Release issued by Ryder System, Inc. on March 27, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2019	RYDER SYSTEM, INC. (Registrant)
	By:	/s/ ROBERT D. FATOVIC
Executive Vice President and Chief Legal Officer and Corporate Secretary